Transcript of
ZAGG Inc. (ZAGG)
First Quarter Earnings Conference Call
May 10, 2010

Participants
Robert G. Pedersen II, President, Chief Executive Officer, and Chairman of the Board
Brandon T. O'Brien, Chief Financial Officer
Kimberly Rogers-Carrete, Genesis Select, Investor Relations

Presentation

Operator
Greetings and welcome to the ZAGG Inc. First Quarter Earnings Conference Call.  At this time, all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Kimberly Rogers-Carrete, with Genesis Select, the Investor Relations firm for ZAGG.  Thank you, Ms. Rogers-Carrete, you may begin.

Kimberly Rogers-Carrete – Genesis Select – Investor Relations
Hi.  Good afternoon, ladies, and gentlemen.  Welcome to the ZAGG Inc. First Quarter 2010 Conference Call.  On the call today from the company are Robert Pedersen II, President, Chief Executive Officer, and Chairman of the Board and ZAGG’s Chief Financial Officer, Brandon O’Brien.

By now, everyone should have access to the first quarter 2010 earnings release which we announced today at approximately 4 p.m. Eastern Time.  If you've not received your release, it is available on the Investor Relations portion of the ZAGG website at www.zagg.com by clicking on the Investor Relations tab.

This call is being webcast and a replay will be available on the company’s website through June 10, 2010.

Before we begin today, I’d like to remind everyone that the prepared remarks contains certain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and speak only as of the date hereof.  We refer all of you to the risk factors contained in ZAGG’s annual report on Form 10-K and the quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements.  ZAGG assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

Please note that on today’s call in addition to discussing the GAAP financial results and the outlook for the company, the following non-GAAP financial measures will be discussed:  EBITDA and adjusted EBITDA.  An explanation of ZAGG’s views of these non-GAAP financial measures in this call and the reconciliation between GAAP and non-GAAP measures required by SEC regulation G is included in ZAGG’s press release today which again can be found on the Investor Relations section of the company’s website.  The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP and the use of such non-GAAP measures has limitations which are detailed in the company’s press release.

And with that, I would now like to turn the call over to Robert Pedersen.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Thanks for joining us on today’s call to review ZAGG’s first quarter 2010 result.  I appreciate the introduction, Kim.

Today, I will give a brief overview of the financial results and comment on products and give our outlook for the rest of the year.

ZAGG reported $8.8 million in revenue for the first quarter of 2010.  This is an increase of 8.6% year over year.  It was down from Q4 of 2009 revenues of $11.3 million.  Fully diluted earnings per share for the quarter were $0.03 on a fully diluted tax basis versus $0.05 in the previous year and $0.01 in the fourth quarter of 2009.

Profitability and cash generation are key priorities for ZAGG and we are pleased to report continued profitability and build up of cash reserves.  We continued to be net cash flow positive in the first quarter with cash reserves increasing to $5.1 million.  ZAGG continues to be self-funding and we see no need to raise funds in the near future.

Gross margins for the quarter were 56.3%, down from Q1 of 2009 of 64.2% and slightly down from 57.5% in the previous quarter due primarily to the shift in channels over this past year from direct website sales to indirect retailers.  Brandon will provide further details on our financial results later in the call.

Our extremely rapid sales growth in previous years has masked the impact of seasonality as historical sales have been driven by rapid expansion of our indirect channels as well as the release of high selling mobile devices such as the iPhone and other popular smartphones that are ideally suited to the invisibleSHIELD’s unique protection advantages.

In the first quarter of 2010, ZAGG added one new retail channel partner seven days before the end of the quarter, which had no impact on the first quarter, and we did not release or begin to ship any new products during the quarter.

Without these key revenue drivers, we saw seasonality in our results for the first time.  Off from a very strong Q4, our first quarter products experienced lower demand with slightly lower orders from our large retailers and weaker online sales.

Another important revenue driver for ZAGG is the new introduction of mobile devices and the past quarter saw no major releases of devices that would normally cause a ramp in our revenues.  Now in contrast, with the recent release of the Apple iPad on April 2nd, ZAGG has seen very strong website sales mostly due to increased traffic and product specific solutions for the iPad including the invisibleSHIELD and ZAGGskins as well as the recently introduced ZAGG LEATHERSKINS for the iPad.

Our online ranking since early April has seen significant increases in traffic, order volume, conversion rates, and average revenue per order.  With the anticipation of the launch of new electronic devices later this year such as the new iPhone 4G and other highly anticipated new devices, we believe that we’ll continue to see this positive trend.

With the new ZAGG product introductions like ZAGG LEATHERSKINS and reintroductions in the case of the ZAGGsparq 2.0 and the strategic new innovation of the invisibleSHIELD with the dry configuration along with our continued execution on the priorities we laid out for this year, we remain fully confident in our full year guidance for revenue growth of 30% and 19% to 21% operating margins.

An upcoming development for ZAGGskins is the newly released PhotoPad, the premium photo editing app designed by ZAGG, created by ZAGG, and offered in the iTunes Apple online store, is specifically for the iPad.  It was announced and released in conjunction with the introduction of the iPad on April 2nd.  As we will be aggressively updating PhotoPad, one of the first new functions that will be added later this month will be the ability to order customizable ZAGGskins for the most popular electronic devices directly from the iPad.  We are pleased that PhotoPad is currently in the top 50 free apps on iTunes and at one point a few weeks ago, was number three of all three apps and it’s still number two for all photography apps.  PhotoPad still remains one of the top Apple staff favorites listed since its release.

AppSpace.com, our app recommendation engine designed to find the most relevant apps to consumer’s need, continues to build its library of apps for iPhone app, iPad, Android, and Blackberry devices.  Currently, we make recommendations from over 182,000 apps for iPhones and iPads, over 18,000 for Android, and almost 7000 for the Blackberry.  We will have an opportunity for ZAGG to very effectively and efficiently use appSpace to drive sales for our line of ZAGG products, similar to the way we’ve linked the PhotoPad app to producing customizable ZAGGskins that customers could order directly from their iPad.  We will continue to look for additional innovative ways to use appSpace to drive higher margin online sales for ZAGG products and with which to continue to promote our brand.

I’d now like to give a few further updates.  ZAGG began shipping the sparq 2.0 at the end of April.  There were no sparq revenues in the first quarter because of the needed product update, but we’re already pleased with the early anticipation and acceptance of the updated sparq and we expect to see this rolling out to indirect channels this summer.  ZAGGskins continue to increase in both designs and sales with now over 600 designs available online on our website at zagg.com or zaggskins.com along with the ability to create any custom design with the protection of the invisibleSHIELD.  We still believe that the ZAGGskins will be a significant contributor to our overall strategy going forward.

We have updated the ZAGGbuds audio line and added some unique features.  We are pleased to announce that we have been approved for both the ZAGGbuds and the ZAGGsparq into a major retailer this summer.  We will be able to report on this further on our next conference call.

We recently opened and have sold licenses for our first international kiosks in Panama, Guatemala, and Mexico and continued to see the mall carts and kiosks expand nationally and internationally and this increasing awareness of the ZAGG brand around the globe.

The ZAGGbox, a unique home and mobile streaming device, is still on track.  It will be available later this year and we’ll be able to discuss this on future calls as we address the product launch and distribution strategy specifically for the ZAGGbox.

I’d like to reiterate our strategy for this year.  In 2010, the ZAGG’s team is focusing on corporate and reseller wireless store chain international expansion providing big-box in-store support for ZAGG products and other online initiatives.  Our number one priority for 2010 remains bringing on as many of the top corporate wireless store chains as possible.

We continue to meet regularly with each of the national wireless carriers to move our strategy forward and have had multiple meetings with each of them.  We know we have a proven product solution and with our strong brand and our IP, there is no other similar solution that compares to the invisibleSHIELD that ZAGG offers.  Our new invisibleSHIELD Dry and LEATHERSKINS have also been very beneficial in our negotiations and have garnered much interest.  I believe that we’ll be able to see our products in these national carriers this year.

In Radio Shack, we have three SKUs in all of over 4000 corporate stores and we have just been approved for additional SKUs.  We also just completed a merchandizing program update for the 1200 franchise stores with the complete planogram and increased SKU count in all of these independent franchise Radio Shack stores.

We continue to push internationally with our existing and new major distributors.  One recent success that I can announce today was our launch in the T-mobile Hungary who has started carrying the invisibleSHIELD in all of their 150 locations.  I personally continue to push in this important area and I believe this is where a significant part of ZAGG’s future lies through international expansion.

Another important initiative of ZAGG this year is to reach out to train and to continue to foster the relationship with our “salespeople,” the employees at Best Buy, Radio Shack, and other retailers who sell our products to the consumer and help them better communicate the features of our products with in-store support and great marketing.  We have continued to do just that.  One example of in-store support, Cricket announced recently the roll out of their national network in all 50 states and we are currently in all of their 300 corporate stores.  We’re current training their staff trainers to do ZAGG installation in all of their stores.  This is a new initiative.  We continue to do regional the train the trainer visits and invitation only trade shows where we can accomplish these goals.  We worked closely with Best Buy on these training goals and this is a significant and important aspect of our retail expansion and success.  The main benefit of these events is to give us a great opportunity to interact with their salespeople, train them on the features and benefits of our products, and ultimately result in the increase in the excitement and sales passion for all of ZAGG’s products.

I would like to announce two announcements now.  Number one, I’d like to announce that Cincinnati Bell, a regional 23-store wireless chain, has just begun carrying the invisibleSHIELD with 16 SKUs in each store.  Each store’s trainers have recently been fully trained by ZAGG to do installations.  This is the first of many such regional chains to come.

Another big announcement we’d like to make at this time is the further expansion of ZAGG’s distribution into all of Staples’1550 stores beginning with our invisibleSHIELD brand.  Staples is focusing on wireless and has plans to expand their dedicated wireless accessories areas within all of their stores.  ZAGG will be featured in all of these new Staples wireless spaces.  We’re very excited about this new announcement.

I now would like to turn the call over to Brandon who will discuss our financial results in detail.  Brandon?

Brandon T. O'Brien – ZAGG Inc. – Chief Financial Officer
Thank you, Robert.

I’ll provide a summary overview of the first quarter of 2010 financial results and operating metrics.

As stated in today’s release, we reported revenues of $8.8 million for the quarter ended March 31, 2010, an increase of 8.5% from the same quarter in 2009.  Net income from the quarter was $0.8 million or $0.03 per fully diluted share versus $1.0 million or $0.05 for the same quarter in 2009.  Gross profit for the quarter was $4.9 million, 56.3% of revenue, versus $5.2 million or 64.2% of revenue for the same quarter in 2009.  The weakness in sales for the quarter was primarily due to the slower online sales and lower order levels from our retail partners including Best Buy and Radio Shack due primarily to seasonality in the retail sector.

For the first quarter, the breakdown of sales is as follows:  62% of sales were from the indirect or wholesale channel, 22% came from the website, 13% was through the mall kiosk program, and 3% from shipping and handling.

Adjusted EBITDA for the first quarter of 2010 was $1.6 million or $0.07 per fully diluted share versus $1.8 million or $0.09 per share for Q1 2009.

On the balance sheet, accounts receivable for the quarter were $4.6 million, down from the previous quarter of $5.5 million.

Once again, we were cash flow positive in the quarter with our cash balance at the end of the quarter of $5.1 million, up from $5 million from the previous quarter.  Our overall working capital is $13.5 million compared to working capital of $12.4 million at December 31, 2009.  We also have no outstanding long-term debt.

For Q1 2010, our calculation of fully diluted shares was $23,370,610 versus $19,869,440, an increase of 18% due to the issuance of stock and exercise of warrants and options and the issuance of new warrants and options.

At this time, we are reiterating our guidance for full year revenue growth rate of 30% and operating margins of 19% to 21%.  We feel confident, based on our current base of business and opportunities we see in the pipeline, that we are on track for these projections.

I’ll turn the call back over to Robert.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Thank you, Brandon.

In closing, I’d like to reiterate that ZAGG is on track to deliver quality, highly differentiated products to large and rapidly growing mobile device accessories market.  This is the place to be.  The trends mobile devices touch screens and smartphones favor our protective films for their sleek, clean, and virtually indestructible solution.  As devices become more expensive and as touch screens become more popular, devices are more susceptible to damage and scratches and users are looking to protect their investments while maintaining its ease of use and visual appeal.  Our flagship product, the invisibleSHIELD, still has tremendous opportunity in this rapidly growing market.

In addition, all of ZAGG’s unique mobile accessories will combine to offer a full array of product lines that will ultimately give ZAGG the corporate and overall brand that consumers can trust to deliver innovative solutions for their mobile devices.

Thank you for your time today.  I would like to now turn the call over to the operator for questions and answers.

Operator
Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  One moment please while we pool for questions.

Thank you.  Our first question is from the line of Chris Lahiji with LD Micro.  Please go ahead.

Chris Lahiji – LD Micro
Gentlemen, congrats on a solid quarter.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Thank you, Chris.

Chris Lahiji – LD Micro
I was going to ask you a couple of questions about Staples.  Can you give us any color on exactly what all the stores will be selling and when we can see this happening down the road?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, Chris.  This is something that for us is very exciting.  They actually were carrying some other screen protectors and other types of solutions that had been kind of a copycat solution to the invisibleSHIELD and they have been replaced.  They’ve all been replaced with the invisibleSHIELD.  They actually are very excited to carry our product and they want… initially, they were going to roll us out in a few hundred stores and then it went to 500 or 600 stores and now, it is every single Staples store.  It’s about… it’s 1550 stores and Staples is very focused right now on mobile and wireless and their existing stores that have wireless and that sell wireless and wireless accessories, they’re expanding that and a number of their store but didn’t have that before, they’re putting it in.  So they’re also following this large trend that we are seeing with mobile devices and accessories and they want to get a big part of that… a big piece of that.  And so it looks like at this point, June 1st; so it’s just coming up here in just a few weeks.  We’re going to be rolling that out, Chris, in all of the Staples stores.

Chris Lahiji – LD Micro
Okay.  So you’re thinking by summertime that all Staples stores will have invisibleSHIELD products, correct?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes.  Within the next 30 days, all the stores will be stocked with InvisibleSHIELD.  And then, of course, they’re interested also with a number of other retailers that have caught the vision and are excited about other accessories with the ZAGGsparq and the new ZAGGbuds and so we should have an assortment but as far what we’re announcing today is that, yes, all of the Staples would be carrying SKUs of the InvisibleSHIELD in the next 30 days.

Chris Lahiji – LD Micro
Excellent.  Question about Cincinnati Bell, how many… what was their store count again and will they be selling be InvisibleSHIELDs as well?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes.  Cincinnati Bell is actually… has 23 stores.  It’s a wireless chain, it’s a regional carrier, and they’re carrying quite a few SKUs.  They’re carrying 16 SKUs in each of their stores.  We had trainers.  We’re focusing more and more on this whole aspect of training because that’s an important aspect that we’ve seen with the success of Best Buy is the way that they train and they do such a fantastic job of that, but to be able to train trainers and have them get the passion within their store with their salespeople and once their salespeople buy into it and see the advantages of our products and what we offer, they become the evangelist and they become the ones out there, thousands of salespeople that are selling it on the day-to-day basis.  So Cincinnati Bell is one of many others that we went out and ZAGG had trainers that trained their trainers and we went out and saw all their locations in the 23 stores and actually trained them all.  They are all trained up and they also are going to be doing installations in the store of the InvisibleSHIELD in this location and if this model proves to be what we think it looks like at this point, there are many, many more wireless chains like this that have anywhere from 15 to 100 or 200 locations, kind of like a T-Mobile Hungary, T-Mobile Germany has been very successful and so without even having to be in the top four wireless retailers, which we still plan to do and, of course, are working very aggressively on that front.  In the meantime, going out to all these regional carriers and been able to accomplish that works very, very well.  And that’s what we’re seeing now.

Chris Lahiji – LD Micro
Robert, a couple of more questions on the T-Mobile Hungary, I'm assuming that was Deutsche Telekom’s decision and what can you tell us about that?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Actually, working with our distributor there, they have been the ones who pushed this through.  This is a recent thing, something that just took place.  Again, excited about it and be able to see the international acceptance that’s happening, but I can’t go into that in too much more detail other than I know that we… and this is very, very recent.  This just happened in the last few days.  So we were accepted and we’re going into 150 stores.  So it is.  It’s a big deal in Hungary.  It’s the largest electronics retailer there in Hungary.

Chris Lahiji – LD Micro
Will the price points internationally be the same as they are domestically here in the States?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, Chris.  We try to keep it pretty similar with currency fluctuations and things, it makes it hard.  Sometimes it’s to our benefit, sometimes it’s to their benefit but we try to fix that as much as we can and most of the retailer, they want the price to be as premium as possible.  So we haven’t seen that being a problem.

Chris Lahiji – LD Micro
Last question, ZAGGskins.  What type of traction are we seen there quarter over quarter?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
The ZAGGskins continue to gain momentum.  I think the fact that we have more designs all the time for the ZAGGskins helps a lot.  The fact that we have improved the ZAGG customizer.  It makes it easier to use it.  It works faster when you go to upload your own images.  Because of the ease of use, I think that has helped in the increase, but we are seeing more traffic and more conversion rates on the ZAGGskins’ section of the website and ZAGGskins is gaining more popularity both on our website and also through corporate.  We have corporate partnership.  We hired someone to manage full time, very sharp, to be over corporate partnerships and ZAGGskins and expanding that whole area and we are seeing a lot of traction there, Chris.

Operator
Thank you.  Our next question comes from the line Richard Fetyko of Merriman Curhan Ford.  Please go ahead.

Richard Fetyko – Merriman Curhan Ford & Co.
Good evening, guys.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Hi, Richard.

Richard Fetyko – Merriman Curhan Ford & Co.
Hi.  With the 8% year-over-year growth in the first quarter was slower than we expected and certainly makes the year back end loaded in order for you to get to 30% year-over-year growth rate and things have to really accelerate in the next couple of quarters on the year-over-year basis.  What gives you that level of visibility and confidence?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Well, first of all, you’re right.  As far as… we need to increase what we planned to do and that it was the plan all along though, Richard, is that it is back end loaded as far as our sales and seen our revenues for the second half of the year versus the first half of the year and we do still feel very confident that we are going to be able to do that based on the initiatives that we have and what’s in the pipeline.

Richard Fetyko – Merriman Curhan Ford & Co.
Have any of the trends in the second quarter helping you with that visibility as well?  You mentioned the increase traffic to the website, a couple of new partners announced… distribution partners announced, is that part of the puzzle here?  Second quarter trends?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
No.  It’s all part of the puzzle and like I said, as far as our online sales, our online sales had a significant increase starting the beginning of April mostly due to the iPad and what’s interesting is it’s not just the iPad.  The iPad creates a reason for people to start to search and to do more online and we’re selling a lot of iPad but it’s not just that.  Now, we’re selling a lot more of everything.  And we have some contests that… we have like a weekly iPad giveaway and other promotions and things that we are doing that are driving a lot of traffic and conversion and so our online sales has seen a significant increase since the beginning of April so that’s been very exciting to see especially, of course, because you have the higher gross margins there.  And so in the end, we gave guidance for the year because it’s hard to get it specific and I know, as an analyst, you try to be a little more specific on quarter to quarter, but the reality is I’m more confident than ever that we’ll be able to meet our guidance for the year.

Richard Fetyko – Merriman Curhan Ford & Co.
Right.  But we’re just trying to get… I mean understand the quarter to quarter visibility or guidance is difficult to give but just based on 8% year-over-year growth in the first quarter, things have to accelerate.  So I’m just trying to get things that we can put our fingers on that and say okay, we’ve got T-mobile Hungary launching, we’ve got Staples increasing number of stores and number of SKUs, Radio Shack is increasing number of SKUs, so those are the kind of things that I was trying to sort of pinpoint in your answers.  So maybe I can go through some of these.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Richard, this is Brandon.  Let me just touch on that quickly.  We have made the decision that we are not announcing new retail partners until we’ve actually shipped that product.  We have a visibility of what’s in the pipeline and so… and that’s how we can speak to our comfort level on hitting the numbers for the end of the year.  So you’re right.  We haven’t given specifics as you would like there, but what we’re saying is overall, we’re comfortable with our projections because we see what’s coming down the road for us.

Richard Fetyko – Merriman Curhan Ford & Co.
So there are others sort of distribution partners you feel… I mean you mentioned the wireless distribution is being one that you still feel very confident you can gain some of those guys.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Right.

Richard Fetyko – Merriman Curhan Ford & Co.
And then more specifically, Radio Shack, you mentioned you’ve been approved with three additional SKUs, how many SKUs does that make now?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
It was just… it’s been three.  So we’re just… we’re adding three more.  So we’re doubling the amount of SKUs in Radio Shack at this time.

Richard Fetyko – Merriman Curhan Ford & Co.
Okay.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Plus they have… you have the corporate side and then you have the franchise side.  So on the franchise side, there are 1200 stores and they all have… we’ve been working with them to be able to put together a planogram that we presented… actually, it came back and forth, I don’t want to say who presented what, but the planogram has been approved and that we would expand in space and opportunity with SKUs in all of their franchise stores as well.

Richard Fetyko – Merriman Curhan Ford & Co.
And right now, you’re in all of the corporate stores at the moment?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Right.  In all 4000 corporate stores and again we’re speaking to just invisibleSHIELDs SKUs.  So we’ve got three in there.  We just increased that to six.  But we’re also making some good strides on our other products, the ZAGGaudio products, the ZAGGsparq, so that’s all additional upside potential in that distribution opportunity.  And a lot of them the way that they SKU it up, well, I don’t want to get too specific but they SKU it up and it takes a few month even after they approve and say, we want it in and this is what we’re going to do.  It sometimes takes anywhere from two to four or five months before it actually hits the shelf.

Richard Fetyko – Merriman Curhan Ford & Co.
Okay.  And back to the Staples, just a followup on the prior caller’s question.  So how many stores were you in prior to this expansion and I understand you’re going to be in 1550 stores now, but I’m just curious what was the prior store presence?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
That would be zero.  We’re just announcing that today.  That’s something we were going to go in as the testing like 30 stores and then with a couple of hundred stores and that actually is just brand new.  We’ll put out a press release on that.  So we’re going into all of the stores, 1550 stores, and that’s from zero.  We’re not in the stores.  And we’ll be going in June into all the Staples stores.

Richard Fetyko – Merriman Curhan Ford & Co.
Okay.  Alright.  Thanks for that clarification.  And then lastly, on the online sales, you’re seeing a nice lift recently since the launch of iPad which is spilling over into other products.  Good to hear.  I mean can you… how can you maintain the momentum?  I mean is it just going to go into sort of up and down depending on what new hot gadgets are announced which is a little unpredictable.  So I was just curious if there are other things you can do to maintain the traffic flow into that site?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, absolutely.  The nice thing is in the industry, major device releases do have a significant impact and so that had one and then Apple is also releasing the new iPhone 4G this summer and when that comes out, we also anticipate that we’ll see a significant increase in our sales and it just creates additional interest.  It creates additional flow through.  Sometimes big-box retailers, if they know a new hot devices coming out, they may even hold off on SKUs and ordering and things like that and so that could affect your short-term sales and so again, without going into more specifics, the fact that our online sales are increasing because of new device introductions and then our new products.  So with our new sparq now being available, we just started shipping that a week and a half ago that we’re seeing some nice tractions and then with our audio going into big-box retailers and so new products and then new devices coming out on the market from the industry is always very positive to us and there are a number of new devices that we think are going to be hot coming in this summer and this fall.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Richard, obviously, the internet is… I mean after we started it’s still a major focus for us.  We’re dedicating people and resources to growing the online sales but as we’re maturing as a company, it’s a fine balancing act that we’ve got to walk because we can’t promote and offer discount sales on the website without disrupting our indirect channels.  So it’s balancing act.  We’re very conscious of it.  We’ll continue to focus on our online sales and that will continue to be a major portion of our business.  But we got to take a very proactive approach at it and make sure that we’re… what we’re doing does not have detrimental effects on the other channels that we’re getting into.

Richard Fetyko – Merriman Curhan Ford & Co.
Got you.  And lastly, Brandon, you mentioned the gross margins in the prior quarter and the fourth quarter of 57%.  I thought that were 54%.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Yes.  53.9% in the fourth quarter.  So we we’re up slightly on our gross margins from last quarter to this quarter.  And that’s been a factor of… as we’ve alluded to on prior calls, our ability to negotiate better raw material pricing.

Richard Fetyko – Merriman Curhan Ford & Co.
Right.  Okay.  I thought in your prepared remarks it’s up 57%.  So…

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Yes, it was a typo.  It was 53.9% in the fourth quarter.

Richard Fetyko – Merriman Curhan Ford & Co.
Okay.  That’s what I thought.  So gross margins expanded.  Alright.  Thanks, guys.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes.  Thanks, Richard.

Operator
Thank you.  Our next question is from the line of John Hickman with MDB Capital Group.  Please go ahead.

John Hickman – MDB Capital Group
Can you hear me?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes.

John Hickman – MDB Capital Group
Can you elaborate on this ZAGGaudio into the big-box retailer?  Is that the buds and the sparq?  Is that what you said?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, a couple of things, John.  So the buds, we’ve made some just adjustments to some of the features and pricing and we’ve been working closely with a… they don’t want us to announce yet, so one of our major retailers.  We will be rolling those out this summer.  And so both the sparq and the ZAGGbuds, we will be rolling those out.  So again, that’s something we’ve been pushing for and hoping that we’ll be able to accomplish that and that is coming to fruition, so that’s number one.  And then the sparqs and the buds actually… I made a couple of… I commented on a couple of other accounts that are also carrying them here in the call today.  So we have three or four retailers that are actually going to be carrying them and others who have expressed major interest and so we will see more traction there.  It will be nice to be able to see a little more diversification.  It’s not going to cannibalize our invisibleSHIELD sales in any way, I don’t believe.  It’s just going to add to additional sales as we roll out these other product lines.

John Hickman – MDB Capital Group
So will the pricing be similar to what’s available online?  And the margins will be similar to what you’re getting in with the invisibleSHIELD in the retail or in the wholesale space?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
We will still have good margins.  I don’t want to comment specifically on what pricing will be, but we’ve also been able to negotiate with our manufacturers on better pricing and so we have a couple of new features that are added as well.  And so overall, we’ll still have nice margins.  I mean up until now, the margins on the other accessories have been somewhat negligible because compared to the revenue from the invisibleSHIELD, it hasn’t been an issue as far as margins go, but I think going forward, we still will be able to see nice margins and added volume from that perspective.

John Hickman – MDB Capital Group
Well, not trying to twist your arm here, but like a Z bud (ph) could be two times like the revenue line of an invisibleSHIELD package.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Correct.

John Hickman – MDB Capital Group
So this could be a big jump for the revenue side?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Yes.  And we do have them and we’ve got the margins that are… they’re fairly in line with what we have with the invisibleSHIELD, John.  So we have been able to get some good pricing point on there and our sales prices going into those channels are favorable.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
And the sparq is three to four times that of the invisibleSHIELD.  So…

John Hickman – MDB Capital Group
Yes.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
I mean…

John Hickman – MDB Capital Group
I think this is a big announcement, Robert?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
It is.  It absolutely is, John, and again we’re trying to… this is coming down the pipeline.  This is down the road.  We don’t want to jump into things too quickly but the reality is that this is what’s happening and this is where we’re going.

John Hickman – MDB Capital Group
Geez, Robert, you’re so understated from a few months at the back.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
So I’ve been well trained by our new IR firm.

John Hickman – MDB Capital Group
So just on timing, one more thing, timing like by the end of the summer?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, by the end of the summer, we will have been able to roll out.  Yes.

John Hickman – MDB Capital Group
Okay.  That’s all for me thanks.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Thanks, John.

Operator
Thank you.  Our next question is from the line of Daniel Pike, a private investor.  Please go ahead.

Daniel Pike – Private Investor
Hi, Robert.  Hi, Brandon.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Hi, Dan.

Daniel Pike – Private Investor
Thanks for a solid quarter.  The first question is how many doors do we currently sell, I guess at least one SKU in just internationally, how many doors do we have right now?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
That’s a great question.  I’ll have to reserve that for the next call and give you an update.  May be I’ll throw it in a press release.  I don’t have an exact numbers to how many doors we’re in internationally.  But I know we’re in a number of untraced (ph) in each of those countries with their own retailers.  In fact, there are a lot of these distributors that we’ll find out about accounts somewhat after the fact because there are somewhat working independently with all of their accounts and so I don’t think I’ve ever…  Brandon, do you know how many doors?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
I don’t.  I don’t.  That’s a great question, Dan.  We can get that the information.  We’ll get that back to you.

Daniel Pike – Private Investor
Okay.  The reason why I was going that direction is, guys, from the products that you build, the people that you employ, the marketing that you do, your website, everything you're doing is really first rate.  I mean I really have to commend you on how you sort of methodically building a business, diversifying the product line, all these things.  The one thing that strikes me though is I would have thought by now, we would have seen I guess on a more exponential jump in revenue and like I said, it’s… I was out at I guess at a Radio Shack maybe a well after the iPad was even started selling and they had already received the iPad invisibleSHIELD and had sold out of it.  I mean you guys are… you’re right on the mark as for…

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Dan, it’s interesting you say that.  A lot of our retailers actually… we got the products out.  We we’re really excited doing a hard job and get the products out but the sales have increased and have over sold what was anticipated and so the orders were not big enough to supply most of these retailers.  Most of… a lot of this places are out and are having to try to do catch up.  That is the case.

Daniel Pike – Private Investor
Right.  But my general point is this, let’s look at Staples, for example.  Staples are… they’re a big-box retailer; they’re going to get a lot of foot traffic every day.  If you sold let’s say even a modest amount… say you sold $20 a day in the Staples store.  So I don’t know will that be… maybe that’s one iPad shield and two invisbleSHIELDs, does that sound about right?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
That’s a little low but yes.

Daniel Pike – Private Investor
No, I’m not saying whether the $20 is accurate enough but would that add up to about $20?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Are you saying in retail or on wholesale?

Daniel Pike – Private Investor
No, of what you sell to them like on a gross basis.  On a wholesale basis, what would it take to sell them $20 worth of products a day?  Is that four invisibleSHIELDs or…?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Roughly three invisibleSHIELDs will get you there.

Daniel Pike – Private Investor
Okay.  So three invisibleSHIELDs you sell to them, you get $20 bucks and they sell to the customer, maybe they have a 100% markup, I don’t know.  But my point is if every day… Staples store is a huge store and they sold three of your products a day, that’s 11 million in annual revenue to ZAGG.  It’s just… it’s a simple calculation.  And the last couple of quarters, there’s the Radio Shack and now Staples, you rolling up these really impressive retailers and I’m just surprised.  I understand the seasonality in Q1 for variety of (inaudible).  It sounds like the Radio Shack increased SKUs didn’t start happening until April et cetera.  But I just would have thought… I think it’s all coming in the future but is my math wrong?  I mean that would be just from Staples, that would be… Staples could be an $11 million, $15 million, $20 million account which is quite a significant number for a company of our size.  Is that correct?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
You look at Best Buy, Dan, and the success that we’ve had there and you look at basically about same, about 1100 stores.  Staples has even more stores than Best Buy but I mean your theory if… I mean I’m not going to get into the math exactly but your theory is correct that there’s enormous potential.  That’s where the end game is; it’s in retail.  And so investors had concerns over our shift in margins but the reality is we’re right on track to do exactly what we should do.

Daniel Pike – Private Investor
Right.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
And what the plan is to shift from online to major retailers and as we do so that’s when you’re going to… we’ll end up being a $100 million, $200 million, $300 million company.

Daniel Pike – Private Investor
Right.  Yes.  Listen, don’t… Robert, I’m a big supporter.  Don’t take my comments as a criticism because they really weren’t meant that way.  It was more of a quandary.  I kind of thought… I mean your products are great.  I mean they do a lot of channel checks.  They do a lot of store checks.  I’m just surprised in a quarter where… I’m just surprised.  I assume it’s all coming in the future.  I just… everywhere I go, they’re selling the products.  You walk in at the Best Buy, they get two racks full of the stuff and I wonder if there’s something else missing in my math or maybe it’s just the seasonality of it all but it just seems like operationally, you guys are hitting the ball out of the park and I just would have expected it would show up in the number sooner than it has but maybe it’s coming in the future.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Yes, I think that is the answer.  It’s coming in the future.  One thing that you have to realize and remember is that the key here is not just getting it on the shelves but selling off the shelves.

Daniel Pike – Private Investor
Right.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
And Best Buy has done a very good job of selling the product.  The attach rate is very high and their people do a great job and that comes down to effective training.  And that comes down to the passion that’s perpetuated and some of these other retailers that takes time and we have to remember we’ve been in Best Buy for a year and a half and almost 2 years now.

Daniel Pike – Private Investor
Right.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
It takes time to build that up.  But you’re right, I mean the end game is if we’re in the top 10 retailers and we do this effectively and we do even just a somewhat pretty good job internationally, you’re right, that’s when we’re going to get the major further numbers on the expansion basis.

Daniel Pike – Private Investor
Right.  Right.  And what is the word out there… I mean obviously the iPad is going really well.  It’s far doing better than anyone expected it to do as far as Apple goes.  What are your thoughts on that front?  I mean could this be an equal seller to the iPhone or…?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Well, so far the numbers prove themselves.  They sold more initially than the iPhone but with the iPhone, the new iPhone 4G coming out and then more competition coming out to try the head off the iPhone and some of the devices that we know of from manufacturers that are on their way and, of course, they put hundreds of millions of dollars into advertising and pushing these new products out and we just ride the wave and so the reality is from our perspective with new devices being launched from that perspective, it looks very good.  And once we’re established in our retail channel, we have distribution, it will be a nice ride here coming into the next couple of years.

Daniel Pike – Private Investor
What’s the… how many SKUs are your initially shipping to all the Staples in 30 days?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
Staples, we are going to be… I don’t think we’ve announce how many SKUs actually that we started with, but we’re still finalizing exactly how many SKUs, Dan.  I didn’t know if I already said it or not.  So I was just really relooking but we’re still finalizing exactly how many SKUs.

Daniel Pike – Private Investor
Okay.  Will they be getting… can you tell us whether they’re getting the iPad shield or…?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
I can’t comment on that yet.

Daniel Pike – Private Investor
Okay.  Okay.  And any… I know you continue to work on getting one of the I guess what’s the top 4 mobile carriers here in the US to sell them in the stores where they’re actually… people mostly buy their phones.  Any prognosis or update on any progress in that front or is it… are we getting closer on any fronts?  I mean that sort of the Holy Grail, right?

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
It is.  It’s not the only grail.  There a number of grails and we are trying to attack all of them.  It think that that may be the largest of all the things we’re working on but yes, to answer your question we are making progress.  We’ve had multiple meetings.  I’ve been travelling around with our sales directors and we’ve been able to make some nice progress.  So like I said I think it’s going to happen and I believe it’s going to happen this year.

Operator
Thank you.  We have no further questions at this time.  I’d like to turn the floor back over to management for any closing comments.

Robert G. Pedersen II – ZAGG Inc. – President, Chief Executive Officer, and Chairman of the Board
I’d like to thank everybody again for your support.  It’s a great opportunity for me to be able to spend some time with you and to give our overview of our results for the quarter.  I appreciate your interest in ZAGG and going forward, I believe that ZAGG has a brighter future now than ever before.  We look forward to speaking with you all again in the very near future.  Look for our press releases.  Take Care.  Go ZAGG.

Operator
Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.